Listing Report:Supplement No. 23 dated Jan 05, 2011 to Prospectus dated Dec 20, 2010
File pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019
Prosper Marketplace, Inc.
Borrower Payment Dependent Notes
This Listing Report supplements the prospectus dated Dec 20, 2010 and provides information about each loan request (referred to as a "listing") and series of Borrower Payment Dependent Notes (the "Notes") we are currently offering. Prospective investors should read this Listing Report supplement together with the prospectus dated Dec 20, 2010 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.
The following series of Notes are currently being offered:
Borrower Payment Dependent Notes Series 489093
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$4,000.00	Prosper Rating:	D	Listing Duration:	14 days
Minimum Amount to Fund:	$2,800	Estimated loss*:	10.80%
Term:	36 months

Lender yield:	28.50%	Borrower rate/APR:	29.50% / 33.10%	Monthly payment:	$168.71

Lender servicing fee:	1.00%	Effective Yield*:	27.78%
		Estimated return*:	16.98%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	8	First credit line:	Jun-1983	Debt/Income ratio:	13%
Credit score:	700-719 (Dec-2010)	Inquiries last 6m:	1	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	7 / 7	Length of status:	2y 2m
Amount delinquent:	$0	Total credit lines:	17	Occupation:	Administrative Assi...
Public records last 12m / 10y:	0/ 1	Revolving credit balance:	$7,007	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Bankcard utilization:	91%
		Homeownership:	No
Screen name:	industrious-bonus3	Borrower's state:	Louisiana	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Paying off credit cards
Purpose of loan:
This loan will be used to? pay off several low-limit credit cards, so I can close out those accounts.

My financial situation:
I am a good candidate for this loan because? I have never once in my life defaulted on any loan.

Monthly net income: $ 3333????7917 (husband)
Monthly expenses: $
??Housing: $ 1400????????????????
??Insurance: $
??Car expenses: $ 300
??Utilities: $ 200
??Phone, cable, internet: $ 200
??Food, entertainment: $
??Clothing, household expenses $
??Credit cards and other loans: $?500
??Other expenses: $
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489693
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$5,600.00	Prosper Rating:	A	Listing Duration:	14 days
Minimum Amount to Fund:	$3,920	Estimated loss*:	3.50%
Term:	36 months

Lender yield:	9.95%	Borrower rate/APR:	10.95% / 13.07%	Monthly payment:	$183.20

Lender servicing fee:	1.00%	Effective Yield*:	9.92%
		Estimated return*:	6.42%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	9	First credit line:	Jan-1997	Debt/Income ratio:	16%
Credit score:	780-799 (Jan-2011)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	10 / 10	Length of status:	11y 11m
Amount delinquent:	$0	Total credit lines:	31	Occupation:	Fireman
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$765	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Bankcard utilization:	6%
		Homeownership:	No
Screen name:	hopeful-order0	Borrower's state:	Texas	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Paying off a personal loan
Purpose of loan:
This loan will be used to? pay off a personal loan.

My financial situation:
I am a good candidate for this loan because? I have excellent credit and I'm responsible. MAKE SURE THE LOAN IS 100% FUNDED. I DO NOT NEED HALF THE LOAN AMOUNT. I NEED ALL OR NOTHING. I UNDERSTAND THAT THE $168 SERVICE FEE IS TAKEN OUT OF THE $5,600 I PLAN TO BORROW. THANKS!
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489879
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$6,500.00	Prosper Rating:	A	Listing Duration:	14 days
Minimum Amount to Fund:	$6,500	Estimated loss*:	3.50%
Term:	36 months

Lender yield:	9.95%	Borrower rate/APR:	10.95% / 13.07%	Monthly payment:	$212.65

Lender servicing fee:	1.00%	Effective Yield*:	9.92%
		Estimated return*:	6.42%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	9	First credit line:	Aug-2001	Debt/Income ratio:	11%
Credit score:	720-739 (Jan-2011)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	8 / 8	Length of status:	1y 8m
Amount delinquent:	$0	Total credit lines:	13	Occupation:	Attorney
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$1,376	Stated income:	$50,000-$74,999
Delinquencies in last 7y:	0	Bankcard utilization:	46%
		Homeownership:	No
Screen name:	contract-locomotive	Borrower's state:	NorthCarolina	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Website
Purpose of loan:
This loan will be used to?

Finance the launch of a new web-based business, Willbreeze.com. The website will allow customers to order a customized Last Will & Testament for home delivery for a low fee.

Willbreeze.com?s business model is simple and focused. The site will provide one vital legal service that everyone needs and almost everyone eventually consumes: the execution of a Last Will & Testament. There are certain moments in life that inevitably lead to considering the inevitable: the birth of a child, the death of a friend or family member, a marriage. Most people know that they should have a will. Not everyone knows how to get a legal will, and those that do are not excited about paying an attorney hundreds of dollars for it.Willbreeze.com seeks to market customized will forms to internet consumers seeking an easy, interactive experience. There are approximately 240,000,000 (TWO HUNDRED FORTY MILLION) internet users in the . The majority of the population is now online, and the internet consumer base is no longer solely comprised of the sophisticated and the computer-savvy. Willbreeze.com seeks to fill a niche in the online legal document services market by marketing the Last Will & Testament primarily as a mail-order product. Websites that help a user prepare a will are nothing new, and the two most successful sites that offer dedicated estate planning document services operate in a way that maximizes automation. Buildawill.com rewards their paying customer with a deluge of legal information and explanations, giving the user access to a web-based app that allows them to piece together their own will with the site?s help. Legacywriter.com administers a questionnaire, generates a document, and allows the user to print it out at home after they pay their fee. These sites can be intimidating to potential users who already face the intimidating task of planning for their death and their family?s future. Willbreeze.com seeks to fill a need in the market by making it as simple as possible to order a premium physical product with no lawyers and no legalese.

My financial situation:
I am a good candidate for this loan because?

I am an attorney with the training and expertise to execute every aspect of this business, and my risk of failure is low due to low overhead and my continuing to earn income as a lawyer.
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489947
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$7,000.00	Prosper Rating:	D	Listing Duration:	14 days
Minimum Amount to Fund:	$4,900	Estimated loss*:	10.80%
Term:	36 months

Lender yield:	28.50%	Borrower rate/APR:	29.50% / 33.10%	Monthly payment:	$295.25

Lender servicing fee:	1.00%	Effective Yield*:	27.78%
		Estimated return*:	16.98%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	7	First credit line:	Aug-1993	Debt/Income ratio:	46%
Credit score:	700-719 (Jan-2011)	Inquiries last 6m:	1	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	16 / 14	Length of status:	7y 6m
Amount delinquent:	$0	Total credit lines:	35	Occupation:	Executive
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$43,484	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Bankcard utilization:	64%
		Homeownership:	No
Screen name:	shrewd-biz	Borrower's state:	NorthCarolina	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Clearing co-signed debts
Purpose of loan:
This loan will be used to pay off co-signed debt and loans that I am jointly responsible for in conjunction with an ex-spouse. My Ex has refused to pay their portion of our debts and no action thus far has remedied this. I want to quickly get these debts paid off before damage is done to my credit rating due to my Ex's irresponsibility. I have been very careful over the years to an maintain excellent credit rating, having never defaulted or been delinquent on any account. It is very important that I maintain an excellent credit score because most of our company's corporate credit accounts are in my name.

My financial situation:
I am the President/CEO of a small online e-tail company that has been in business and successful for the past 7 years. I am also a part time consultant for a major Internet search firm. My income is very stable and has been for years. My total credit lines are what they are because most of our company's accounts had to be opened in my name as an officer of the corporation. Revolving credit balance is what it is due to Holiday inventory purchases.

Monthly net income: $ 3000

Monthly expenses: $
??Housing: $ 720
??Insurance: $ 116
??Car expenses: $ 79
??Utilities: $ 148
??Phone, cable, internet: $ 67
??Food, entertainment: $ 277
??Clothing, household expenses $ 25
??Credit cards and other loans: $ 639
??Other expenses: $ 143
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489965
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$6,000.00	Prosper Rating:	E	Listing Duration:	14 days
Minimum Amount to Fund:	$4,200	Estimated loss*:	14.20%
Term:	36 months

Lender yield:	31.20%	Borrower rate/APR:	32.20% / 35.86%	Monthly payment:	$261.99

Lender servicing fee:	1.00%	Effective Yield*:	29.77%
		Estimated return*:	15.57%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	5	First credit line:	Apr-2003	Debt/Income ratio:	Self-employed (DTI Not Calculated)
Credit score:	720-739 (Jan-2011)	Inquiries last 6m:	0	Employment status:	Self-employed
Now delinquent:	0	Current / open credit lines:	5 / 5	Length of status:	4y 8m
Amount delinquent:	$0	Total credit lines:	9	Occupation:	Other
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$1,764	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Bankcard utilization:	45%
		Homeownership:	No
Screen name:	liberty-mechanic8	Borrower's state:	Arkansas	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
paying off IRS to keep home
Purpose of loan:
This loan will be used to? pay the IRS, so that they do not take my home, or to garnish my income

My financial situation:
I am a good candidate for this loan because? I work hard, I keep my word and pay my bills.? I have a JC Penny and a Wal-Mart card, both are in great shape.

Monthly net income: $ 4, 200.00

Monthly expenses: $
??Housing: $ I own my home and a small rent house
??Insurance: $ 900.00 a year
??Car expenses: $ 543.00 a month
??Utilities: $ 250.00 a month
??Phone, cable, internet: $ 70.00
??Food, entertainment: $ 350.00
??Clothing, household expenses $ 50 - 100 a month, maybe
??Credit cards and other loans: $ 20-35.00 when I use a credit card
??Other expenses: $
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489971
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$7,500.00	Prosper Rating:	B	Listing Duration:	14 days
Minimum Amount to Fund:	$5,250	Estimated loss*:	5.95%
Term:	36 months

Lender yield:	13.90%	Borrower rate/APR:	14.90% / 17.07%	Monthly payment:	$259.62

Lender servicing fee:	1.00%	Effective Yield*:	13.67%
		Estimated return*:	7.72%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	8	First credit line:	Oct-1996	Debt/Income ratio:	19%
Credit score:	740-759 (Dec-2010)	Inquiries last 6m:	1	Employment status:	Other
Now delinquent:	0	Current / open credit lines:	10 / 9	Length of status:	6y 0m
Amount delinquent:	$0	Total credit lines:	24	Occupation:	Other
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$22,259	Stated income:	$75,000-$99,999
Delinquencies in last 7y:	0	Bankcard utilization:	62%
		Homeownership:	Yes
Screen name:	youthful-bid	Borrower's state:	California	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Learned my lesson with Credit Cards
Purpose of loan:
This loan will be used to pay off a high (29.99) rate credit card and ultimately get out of all credit card debt.? Please note: My previous, fully funded listing for this same amount had to be withdrawn and re-listed because I had marked the wrong type of employment designation. I had marked "employed", which I am. But, Prosper would like me to mark "other" since I have social security income in addition to my self-employed income. I have done that now and everything should be good. :-)

My financial situation:
I am a good candidate for this loan because I have stable, regular monthly income of $3,100. Additionally, I have reliable, but varied commission income between $1500 and $5,000 per month. My home mortgage loan is in the process of being modified approximately $500 less than it is now. I intend to use that freed up money to pay down my credit card balance. Also, I intend to use any and all income over and above my expenses toward paying off the loan. I have a 3 year plan in place to become debt free. I own my car free and clear and it is in good condition. I own my home and it is in good condition. I have a 6 year old son and my husband passed away just before he was born. I have done a good job of covering my expenses on my own. However, the real estate market has been very slow for the past 3 years. Over this time, I have used credit cards to cover unexpected expenses and let them get out of hand. I have a dear family member and friend who have been advising me how to correct the situation. With their guidance, my commitment and your help, I am confident I will be able to get out of the vicious credit card cycle for good, thereby protecting my hard earned credit and providing you with a safe and effective investment. I appreciate your consideration very much! ?

Monthly net income: $ $4,500

Monthly expenses: $
??Housing: $ 1183 ???
??Insurance: $ 182
??Car expenses: $100 ???? ???
??Utilities: $ 150
??Phone, cable, internet: $75
??Food, entertainment: $ 500 ????
??Clothing, household expenses $ 100
??Credit cards and other loans: $ 500
??Other expenses:?
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489832
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$7,500.00	Prosper Rating:	D	Listing Duration:	14 days
Minimum Amount to Fund:	$7,500	Estimated loss*:	10.80%
Term:	36 months

Lender yield:	28.50%	Borrower rate/APR:	29.50% / 33.10%	Monthly payment:	$316.34

Lender servicing fee:	1.00%	Effective Yield*:	27.78%
		Estimated return*:	16.98%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	7	First credit line:	Mar-1989	Debt/Income ratio:	25%
Credit score:	720-739 (Jan-2011)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	15 / 13	Length of status:	12y 4m
Amount delinquent:	$0	Total credit lines:	36	Occupation:	Other
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$57,401	Stated income:	$50,000-$74,999
Delinquencies in last 7y:	0	Bankcard utilization:	77%
		Homeownership:	Yes
Screen name:	payment-numero-uno2	Borrower's state:	Missouri	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Pay off credit cards
Purpose of loan:
This loan will be used to pay off high interest credit cards.

My financial situation:
I am a good candidate for this loan because my credit history is solid in making payments on time.

Monthly net income: $ 5400????

Monthly expenses: $
??Housing: $ 1400
??Insurance: $ 200
??Car expenses: $ 0????
??Utilities: $ 150
??Phone, cable, internet: $ 220
??Food, entertainment: $ 450
??Clothing, household expenses $ 75
??Credit cards and other loans: $ 1500
??Other expenses: $ 175
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489888
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$7,500.00	Prosper Rating:	B	Listing Duration:	14 days
Minimum Amount to Fund:	$7,500	Estimated loss*:	5.95%
Term:	36 months

Lender yield:	13.90%	Borrower rate/APR:	14.90% / 17.07%	Monthly payment:	$259.62

Lender servicing fee:	1.00%	Effective Yield*:	13.67%
		Estimated return*:	7.72%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	8	First credit line:	Dec-1995	Debt/Income ratio:	21%
Credit score:	740-759 (Jan-2011)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	4 / 4	Length of status:	0y 3m
Amount delinquent:	$0	Total credit lines:	38	Occupation:	Skilled Labor
Public records last 12m / 10y:	0/ 1	Revolving credit balance:	$494	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Bankcard utilization:	13%
		Homeownership:	No
Screen name:	green-funds-comet	Borrower's state:	Indiana	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Pay off other bills
Purpose of loan:
This loan will be used to?

My financial situation:
I am a good candidate for this loan because?

Monthly net income: $

Monthly expenses: $
??Housing: $
??Insurance: $
??Car expenses: $
??Utilities: $
??Phone, cable, internet: $
??Food, entertainment: $
??Clothing, household expenses $
??Credit cards and other loans: $
??Other expenses: $
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489980
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$8,000.00	Prosper Rating:	AA	Listing Duration:	14 days
Minimum Amount to Fund:	$5,600	Estimated loss*:	1.55%
Term:	36 months

Lender yield:	7.00%	Borrower rate/APR:	8.00% / 8.34%	Monthly payment:	$250.69

Lender servicing fee:	1.00%	Effective Yield*:	7.00%
		Estimated return*:	5.45%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	10	First credit line:	Jul-1990	Debt/Income ratio:	8%
Credit score:	740-759 (Jan-2011)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	9 / 6	Length of status:	0y 7m
Amount delinquent:	$0	Total credit lines:	15	Occupation:	Executive
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$9,826	Stated income:	$100,000+
Delinquencies in last 7y:	0	Bankcard utilization:	26%
		Homeownership:	No
Screen name:	riveting-community	Borrower's state:	NewYork	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Chase Card Loan
Purpose of loan:
This loan will be used to? Pay off a high interest credit card, the last one I have left.

My financial situation:
I am a good candidate for this loan because?I have a steady high paying job of 120K a year, my take home after taxes and 401K is about 5K a month, I always pay my bills and debts on time, and I if I hit my sales goal, which is very likely, I will get a bonus of an additional 150K.
Information in the Description is not verified.